EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No. 333-215797) on Form S-8 of REV Group, Inc. of our report dated December 21, 2017, relating to the consolidated financial statements of REV Group, Inc. and subsidiaries, appearing in this Annual Report on Form 10-K of REV Group, Inc. for the year ended October 31, 2017.

/s/ RSM US LLP

Milwaukee, Wisconsin

December 21, 2017